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                                                                   EXHIBIT 17(m)


                              PLEASE VOTE PROMPTLY

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Your vote is important, no matter how many shares you own. Please vote on the reverse side of this proxy card and sign in the space(s) provided. Return your completed proxy card in the enclosed envelope today.

You may receive additional proxies for other accounts. These are not duplicates; you should sign and return each proxy card in order for your votes to be counted.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES. The signers of this proxy hereby appoint each of Joseph R. Palombo, Jean S. Loewenberg, Joseph T. Turo, Russell L. Kane, and Vincent P. Pietropaolo proxies of the signers, with power of substitution, to vote at the Special Meeting of Shareholders to be held at Boston, Massachusetts, on Friday, June 28, 2002, and at any adjournments, as specified herein and in accordance with their best judgement on any other business that may properly come before this meeting.

AFTER CAREFUL REVIEW, THE BOARD OF TRUSTEES UNANIMOUSLY HAS RECOMMENDED A VOTE "FOR" ALL MATTERS.
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STEIN ROE LOGO

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                            STEIN ROE HIGH YIELD FUND

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Please be sure to sign and date this proxy.     Date________



-----------------------------    ----------------------------

Shareholder sign here            Co-owner sign here




THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW AND, ABSENT DIRECTION, WILL BE VOTED FOR PROPOSAL 1 LISTED BELOW. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTER.

THE TRUSTEES RECOMMEND A VOTE FOR THE PROPOSAL:

1.    Proposal to approve the Agreement and       [ ]FOR   [ ]AGAINST
      Plan of Reorganization with respect
      to the acquisition of the Stein Roe         [ ]ABSTAIN
      High Yield Fund by the Liberty High
      Yield Securities Fund.
      (Item 1 of the Notice)




MARK BOX AT RIGHT FOR ADDRESS CHANGE AND NOTE NEW ADDRESS AT LEFT            [_]


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name or names appear hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DETACH CARD                                                          DETACH CARD
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                     TWO CONVENIENT WAYS TO VOTE YOUR PROXY

The enclosed proxy statement provides details on important issues affecting your Liberty or Stein Roe Funds. The Board of Trustees recommends that you vote for the proposal.

You can vote your proxies over the Internet or by telephone -- it's easy and confidential!

If you are voting by Internet or telephone, you should NOT mail your proxy card.


Vote by Internet:

      - Read the proxy statement and have your proxy card available.

      - Go to www.libertyfunds.com or www.steinroe.com.

      - Click on the proxy link and follow the instructions provided.

Vote by telephone:

      - Read the proxy statement and have your proxy card available.

      - When you are ready to vote, call toll free 877-518-9416.

      - Enter the voter control number located on the upper left corner of your proxy card.

      - Follow the instructions provided to cast your vote. A representative will be available to answer questions regarding the meeting agenda and execution of proxies.



INTERNET AND TELEPHONE VOTING ARE AVAILABLE 24 HOURS A DAY, SEVEN DAYS A WEEK. If you have any questions or concerns, please call 888-___-____ from 9:00 a.m. to 11:00 p.m. EDT Monday through Friday, and Saturdays from 12:00 to 6:00 p.m.